Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Goldman Sachs BDC, Inc. of our reports dated February 22, 2018 relating to the consolidated financial statements, the effectiveness of internal control over financial reporting, and the senior securities table of Goldman Sachs BDC, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Selected Consolidated Financial Data and Other Information”, “Senior Securities”, and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 13, 2018